EXHIBIT 23


                   CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
DDL Electronics, Inc.


We consent to the incorporation by reference in the Registration
Statement on Form S-3 (No. 333-02969) and the Registration Statements on Form S-8 (Nos. 33-18356, 33-45102, 33-74400 and 333-08689) of DDL
Electronics, Inc. of our report dated August 15, 1997, except for the second paragraph of note 12, which is as of September 22, 1997, relating to the consolidated balance sheets of DDL Electronics, Inc. and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 Annual Report on Form 10-K of DDL
Electronics, Inc.




/s/ KPMG PEAT MARWICK LLP

Los Angeles, California
October 9, 1997



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